UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2013

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)      On April 8, 2013 Career Education Corporation (the “Company”) issued a press release announcing the appointment of Scott W. Steffey, age 51, as the Company’s President and Chief Executive Officer, effective as of April 8, 2013 (the “Commencement Date”). Mr. Steffey will also be nominated for election to the Company’s board of directors (the “Board”) at the Company’s 2013 annual stockholders meeting. Mr. Steffey succeeds Steven H. Lesnik as President and Chief Executive Officer of the Company. Mr. Lesnik will provide consulting services to the Company pursuant to his letter agreement with the Company dated February 26, 2013.

Prior to joining the Company, Mr. Steffey founded and served as president of Symposium Ventures since 2005. Symposium Ventures provides advisory services relating to the for-profit and non-profit education industries. From 2001 through 2005, Mr. Steffey was Executive Vice President and Chief Operating Officer of Strayer Education, Inc., a public company providing post-secondary education services, as well as Chairman of the Board of Trustees for Strayer University. From March 2000 to March 2001, Mr. Steffey served as an Executive in Residence at New Mountain Capital, LLC, an investment advisory firm serving the private post-secondary education industry. Prior to that, Mr. Steffey was the Vice Chancellor of the State University of New York for four years and held senior management positions at NYNEX Corporation (a predecessor to Verizon) and American Express Company. Mr. Steffey is also the founder of the Charter Schools Institute, an organization that establishes competitive K-12 schools in New York State dedicated to providing improved educational opportunities for economically disadvantaged students. With his many years of experience in roles within the education and financial industries, Mr. Steffey brings to the Company extensive expertise from various perspectives.

There are no arrangements between Mr. Steffey and any other person pursuant to which he was selected to become Chief Executive Officer of the Company. Mr. Steffey does not have any family relationship with any executive officer or director of the Company, or with any person selected to become an officer or director of the Company. Neither Mr. Steffey nor any member of his immediate family is a party to any transactions or proposed transactions with the Company.

A copy of the Company’s press release is furnished herewith and attached hereto as Exhibit 99.1.

In connection with Mr. Steffey’s appointment as President and Chief Executive Officer, the Company and Mr. Steffey have entered into a letter agreement (the “Letter Agreement”) pursuant to which Mr. Steffey will be paid an annual base salary of $750,000 and will be eligible to receive an annual bonus (“Annual Bonus”) under the Company’s Annual Incentive Award Program targeted at 100% of his base salary (with threshold and maximum payout levels of 50% and 200% of target, respectively). For 2013, Mr. Steffey’s Annual Bonus will be at least equal to 50% of his target Annual Bonus, pro-rated based on the portion of year he is employed with the Company. Additionally, on or about the Commencement Date, Mr. Steffey will receive a sign-on award in the amount of $2,500,000. One-half of the sign-on award is subject to full or partial repayment by Mr. Steffey if his employment is terminated by the Company for Cause or he terminates his employment other than for Good Reason (as such terms are defined in the Letter Agreement) during the first two years of his employment with the Company, with the actual amount to be repaid determined based on when such termination occurs in the two-year period. The other one-half of the sign-on award is subject to full or partial repayment by Mr. Steffey if his employment terminates for such reasons prior to the fourth anniversary of the Commencement Date, with the actual amount to be repaid determined based on when such termination occurs in the four-year period.

The Letter Agreement further provides that on the Commencement Date, Mr. Steffey will receive the following long-term incentive awards:

•	A stock option award covering a number of shares of Company common stock (each, a “Share”) determined by dividing $780,000, by the product of .55 and the closing price of a Share on the Commencement Date, up to a maximum of 450,000 Shares. If such calculation would result in there being greater than 450,000 Shares underlying the stock option, Mr. Steffey will be granted an award of stock appreciation rights (“SARs”) so that the aggregate value of the stock options and SARs will equal $780,000, determined as described above. The stock options and SARs will have an exercise price equal to the closing price of a Share on the Commencement Date and will vest in four equal annual installments commencing on March 14, 2014. If Mr. Steffey’s employment is terminated by the Company without Cause or Mr. Steffey resigns for Good Reason (as such terms are defined in the Letter Agreement and each, a “Qualifying Termination”) prior to the options and SARs becoming fully vested, the options and SARs will vest in full on the date of such termination and remain exercisable for up to three years after termination. The grants of SARs to Mr. Steffey will be evidenced by the Stock Appreciation Rights Agreements filed with this Report as Exhibit 10.2 and Exhibit 10.3.

•	A number of cash-settled restricted stock units (“RSUs”) determined by dividing $780,000 by the closing price of a Share on the grant date. The RSUs vest in four equal annual installments – on April 8, 2014 and each March 14 of 2015, 2016 and 2017, subject to aggregate Company revenue for the four consecutive fiscal quarters commencing with the Company’s 2013 second fiscal quarter equaling or exceeding $500 million (the “Revenue Target”). In the event of a Qualifying Termination, the RSUs will vest in full on the termination date, subject to achievement of the Revenue Target. If a Qualifying Termination occurs within 18 months after a Change in Control (as defined in the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”)), the RSUs will become vested assuming achievement of the Revenue Target. The grants of RSUs to Mr. Steffey will be evidenced by a Restricted Stock Unit Agreement materially consistent with a form already filed by the Company and by the Restricted Stock Unit Agreement filed with this Report as Exhibit 10.4.

•	A cash award targeted at $1,040,000 (with a threshold payout of 50% and a maximum payout of 200%, of such amount) that will vest on April 1, 2016, based on the Company’s total shareholder return relative to a peer group of companies over the three-year period ending April 1, 2016. The terms of this award, including the vesting period and the performance measure of total shareholder return relative to the peer group of companies, are similar to performance unit awards the Company granted to other executives and employees in March 2013. In the event of a Qualifying Termination, this cash award will vest based on actual performance results and will be paid at such time as the award would otherwise have been paid. If a Qualifying Termination occurs on, or within 18 months after, a Change in Control, this cash award will vest and be paid to Mr. Steffey based on the greater of target performance or actual performance as of the date of the Change in Control.

Additionally, under the Letter Agreement, in the event Mr. Steffey’s employment terminates by reason of death or Disability (as defined in the Letter Agreement), the stock options and SARs will vest in full and remain exercisable for up to one year following termination, the RSUs will vest in full, and the cash award will vest and become payable at the target level. In the event of Mr. Steffey’s Retirement (as defined in the 2008 Plan), vested stock options and SARs will remain exercisable for up to three years following such Retirement.

In addition, in the event of a Qualifying Termination, Mr. Steffey will receive the following payments and benefits, subject to his execution and non-revocation of a general release of claims: (i) a lump sum payment equal to two times the sum of Mr. Steffey’s annual base salary and target Annual Bonus, (ii) a pro-rata portion of the Annual Bonus for the year in which the termination occurs, based on actual performance, and (iii) a lump sum amount equal to 18 months of the employer-portion of insurance premiums under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (i.e., COBRA).

Under the Letter Agreement, Mr. Steffey is subject to confidentiality and non-disparagement covenants during and after his employment with the Company terminates. Mr. Steffey is also subject to non-competition and employee and customer non-solicitation covenants both during, and for a period of two years following, termination of his employment.

The description of the Letter Agreement contained herein does not purport to be complete and is qualified in its entirety by reference the Letter Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

(e)           The Compensation Committee of the Board of Directors of the Company approved grants of SARs to Mr. Steffey as of April 8, 2013. As described above, the SARs vest and become exercisable in four equal annual installments, commencing with March 14, 2014. Each SAR constitutes the right to receive in cash, upon exercise, the difference, if any, between the value of a Share on the date of exercise over the value of a Share on the grant date. If Mr. Steffey’s employment is terminated prior to the vesting of the SARs, the SARs may be subject to additional vesting, depending upon the circumstances of the termination of employment, as described above.

The description of the Stock Appreciation Rights Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the award agreements, which are attached hereto as Exhibit 10.2 and Exhibit 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits
10.1	Letter Agreement between the Company and Scott Steffey dated April 1, 2013

10.2	Stock Appreciation Rights Agreement between the Company and Scott Steffey pursuant to the 2008 Plan

10.3	Stock Appreciation Rights Agreement between the Company and Scott Steffey

10.4	Cash-Settled Restricted Stock Unit Agreement between the Company and Scott Steffey

99.1	Press release of the Company dated April 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:
/s/ Jeffrey D. Ayers Jeffrey D. Ayers

Senior Vice President, General Counsel and Corporate Secretary

Dated:	April 8, 2013

Exhibit Index

Exhibit Number	Description of Exhibits
10.1	Letter Agreement between the Company and Scott Steffey dated April 1, 2013

10.2	Stock Appreciation Rights Agreement between the Company and Scott Steffey pursuant to the 2008 Plan

10.3	Stock Appreciation Rights Agreement between the Company and Scott Steffey

10.4	Cash-Settled Restricted Stock Unit Agreement between the Company and Scott Steffey

99.1	Press release of the Company dated April 8, 2013